UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 6, 2007

AFFORDABLE RESIDENTIAL COMMUNITIES LP

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51979	84-1479327
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7887 East Belleview Avenue, Suite 200, Englewood, Colorado 80111

(Address of Principal Executive Offices) (Zip Code)

303-291-0222

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 – Entry into a Material Definitive Agreement.

On July 3, 2007, Affordable Residential Communities Inc. (the "Company"), the general partner of Affordable Residential Communities LP (the "Operating Partnership"), entered into an amendment (the "Amendment") to the First Amended and Restated Agreement of Limited Partnership of Affordable Residential Communities LP (as so amended, the "Partnership Agreement"). The Amendment modifies the redemption threshold under which the Operating Partnership has the ability to redeem outstanding interests of any and all limited partners of the Operating Partnership (the "Limited Partners") and prevents certain events from causing the Operating Partnership to dissolve.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 8.01 – Other Events.

Pursuant to the Partnership Agreement, the Company is notifying the Limited Partners of the Operating Partnership's intention to redeem all of the outstanding limited partnership interests held by any Limited Partner that is not an affiliate of the Company for an aggregate consideration of approximately $18 million. This redemption will occur upon the closing of the transaction contemplated by the Transaction Agreement by and among the Company, the Operating Partnership, the other seller parties named in the Transaction Agreement and American Riverside Communities LLC, an affiliate of Farallon Capital Management L.L.C., dated April 17, 2007.

Item 9.01 – Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Amendment to the First Amended and Restated Agreement of Limited Partnership of Affordable Residential Communities LP, dated July 3, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFORDABLE RESIDENTIAL COMMUNITIES LP

	By:	Affordable Residential Communities Inc., as sole General Partner

Date: July 6, 2007	By:	/s/ Scott L. Gesell
	Name:	Scott L. Gesell
	Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to the First Amended and Restated Agreement of Limited Partnership of Affordable Residential Communities LP, dated July 3, 2007.